UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 10, 2020
JACK HENRY & ASSOCIATES, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	0-14112	43-1128385
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

663 Highway 60, P.O. Box 807, Monett, MO 65708
(Address of Principle Executive Offices) (Zip Code)

417-235-6652
(Registrant’s telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	JKHY	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.
On February 10, 2020, Jack Henry & Associates, Inc. (the "Company") entered into a five-year senior, unsecured revolving Credit Agreement among the Company, as Borrower, the lenders party thereto, U.S. Bank National Association, as Administrative Agent, LC Issuer and Swing Line Lender, and certain other financial institutions as co-syndication agents and joint lead arrangers and joint book runners (the "Credit Agreement"). The Credit Agreement provides for revolving credit loans of up to $300 million with a sublimit of $50 million for letters of credit and a sublimit of $50 million for swing line loans. The Credit Agreement may be increased by up to $400 million to a maximum aggregate principal amount of $700 million pursuant to the terms and subject to certain limitations set forth in the Credit Agreement. The Credit Agreement is scheduled to expire in February 2025 and may be used to refinance existing indebtedness of the Company, for capital expenditures, to repurchase the Company's equity interest and for general corporate purposes. The Credit Agreement replaces the Company’s existing $300 million unsecured credit agreement dated February 20, 2015, as amended to date, among the Company, a syndicate of bank lenders, U.S. Bank National Association, as administrative agent, and other financial institutions as co-syndication agents and joint lead arrangers and joint book runners (the "Prior Credit Agreement"), which was scheduled to mature in February 2020 and which has been terminated in connection with the Credit Agreement.
The Credit Agreement bears interest at a variable rate equal to, at the option of the Company, either (a) a rate based on a eurocurrency rate or (b) an alternate base rate (the highest of (i) 0.00%, (ii) U.S. Bank's prime rate, (iii) the Federal Funds Rate plus 0.50% and (iv) a one month eurocurrency rate plus 1.00%), plus an applicable percentage in each case determined based on the Company's leverage ratio.
The Credit Agreement contains customary affirmative and negative covenants that, among other things, limit the ability of the Company and its subsidiaries, without the approval of the lenders, to engage in certain mergers, consolidations, asset sales, investments and transactions with affiliates, or to incur liens or indebtedness in excess of stated amounts, all as set forth in the Credit Agreement. Financial covenants under the Credit Agreement require the Company to maintain a minimum ratio of Consolidated EBITDA (as defined in the Credit Agreement) to Consolidated Interest Expense (as defined in the Credit Agreement) of 3.50 to 1.00 and a maximum ratio of Consolidated Funded Indebtedness (as defined in the Credit Agreement) to Consolidated EBITDA of 3.25 to 1.00 with a step-up to 3.50 to 1.00 for four consecutive quarters following an acquisition with a purchase price of at least $100 million. The Credit Agreement also contains customary events of default, including nonpayment, non-compliance with affirmative or negative covenants, bankruptcy and change of control, which if they occur may cause all outstanding obligations under the Credit Agreement to be accelerated and become immediately due and payable.
The Credit Agreement is guaranteed by the Company's wholly-owned, Material Domestic Subsidiaries (as defined in the Amended Credit Agreement).
The descriptions set forth above are qualified in their entirety by the Credit Agreement filed herewith as exhibit 10.66.
Item 1.02    Termination of a Material Definitive Agreement.
On February 10, 2020, the Company terminated the Prior Credit Agreement. No amounts were outstanding under the Prior Credit Agreement on that date.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
See the disclosures under Item 1.01 of this Current Report on Form 8-K, which are incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
10.66
Credit Agreement, dated as of February 10, 2020 among Jack Henry & Associates, Inc., as Borrower, the lenders parties thereto, U.S. Bank National Association, as Administrative Agent, LC Issuer and Swing Line Lender, and certain other financial institutions as co-syndication agents and joint lead arrangers and joint book runners.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACK HENRY & ASSOCIATES, INC.
(Registrant)

Date:	February 11, 2020	/s/ Kevin D. Williams
Kevin D. Williams
Chief Financial Officer and Treasurer